Exhibit 16.1

BERMAN & COMPANY, P.A.
             Certified Public Accountants and Consultants

June 3, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Joey New York, Inc.
    File Reference No. 333-180594

We have read Joey New York, Inc.’s statements in Item 4.01 on Form 8-K.  We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Berman & Company, P.A.
Berman & Company, P.A.

551 NW 77th Street Suite 201  ●  Boca Raton, FL 33487
Phone: (561) 864-4444  ●  Fax:  (561) 892-3715
www.bermancpas.com  ●  info@ bermancpas.com
Registered with the PCAOB  ●  Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants